Exhibit 10.52
Severance Plan for International Executive Vice Presidents
As an Executive Vice President, you are entitled to severance benefits in the event your employment is terminated by Biogen Idec other than For Cause or for reason of death or Disability (as these terms are defined in the Biogen Idec 2008 Omnibus Equity Plan).
Benefits
Your severance benefits are comprised of (i) a lump sum payment (as calculated below), (ii) upon completion of the appropriate forms, continuation of your participation in Biogen Idec’s group medical and dental insurance plans, to the same extent provided for under local statute and to the same extent such insurance is then provided to regular employees of Biogen Idec, including payment by you of a portion of the insurance premiums (i.e., the “Insurance Benefit”) and (iii) the reasonable cost of up to nine months of executive-level outplacement services from a recognized provider of such services, at the expense of Biogen Idec (upon receipt of appropriate documentation).
The lump sum severance payment is calculated as follows:
[9 + (A x 2.5)] x B = lump sum payment
where:	A is the number of full years of service with Biogen Idec (but A x 2.5 may not exceed 12), and B is the monthly equivalent of your target annual cash compensation at the time of your termination (i.e., one-twelfth of the sum of your then annual base salary plus target annual bonus).
The following are examples of how the lump sum payment and Insurance Benefit Period are determined:
If your employment with Biogen Idec is terminated after 10 months of employment, you will receive a lump sum payment equal to nine months of your target annual cash compensation and, if applicable, continue to participate in Biogen Idec’s group medical and dental plans for nine months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
If your employment with Biogen Idec is terminated after five years, you will receive a lump sum payment equal to 21 months [9+12] of your target annual cash compensation and, if applicable, continue to participate in Biogen Idec’s group medical and dental plans for 21 months, unless you become eligible to participate in another employer’s medical and dental plans before that date.
If at any time within two years following a Corporate Transaction or Corporate Change in Control (as these terms are defined in Biogen Idec’s 2008 Omnibus Equity Plan) your employment is terminated by Biogen Idec or the succeeding corporate entity, other than For Cause or for reason of death or Disability (as these terms are defined in Biogen Idec’s 2008 Omnibus Equity Plan), or you experience an Involuntary Employment Action (defined below) and as a result you terminate your employment with Biogen Idec or the succeeding corporate entity, then, regardless of the length of your service with Biogen Idec and the succeeding corporate entity, and in lieu of the formula set forth above, you will receive a lump sum payment equivalent to 24 months of your target annual cash compensation at the time of your termination or at the time of a Corporate Transaction or Corporate Change in Control, whichever is higher. If applicable, you will additionally be entitled to continue participating in Biogen Idec’s group medical and dental plans for 24 months, unless you become eligible to participate in another employer’s medical and dental plans before that date. The term “Involuntary Employment Action” shall have the definition set forth in Biogen Idec’s 2008 Omnibus Equity Plan, provided, however, that the term “Corporate Transaction” used in that definition shall be deemed to mean either a Corporate Transaction or Change in Control, as the case may be, and provided also that prior to your termination of employment you have notified the Chief Legal Counsel or the Head of Human Resources of Biogen Idec in writing of the basis for your Involuntary Employment Action, you have given such notice within one year of the circumstances giving rise to your Involuntary Employment Action and Biogen Idec does not cure such circumstances within 30 days after the date of your notice.

Effective October 13, 2008	Page 1 of 2

Severance Plan for International Executive Vice Presidents
Delivery of Benefits
Payment and provision of all the benefits provided under this arrangement are conditioned on your execution and delivery of all necessary forms and an irrevocable general release in favor of Biogen Idec, in form and substance reasonably acceptable to Biogen Idec, with respect to any and all claims relating to your employment and the termination of your employment with Biogen Idec. If you retire or voluntarily terminate your employment with Biogen Idec, or Biogen Idec terminates your employment For Cause or for reason of death or Disability (as these terms are defined in Biogen Idec’s 2008 Omnibus Equity Plan), or you do not provide the requisite general release, you will not be eligible to receive the severance benefits described above.
If all other conditions of this arrangement are met, a lump sum payment (less applicable taxes and other mandatory deductions as required by law) will be paid to you following the termination of your employment, no later than the first to occur of: a) 90 days following your termination of your employment with Biogen Idec and b) March 15 of the year following the calendar year in which termination of employment occurs.
To the extent that such benefit is applicable, the Insurance Benefit will continue until the earlier of (i) the date you become eligible to participate in the medical and dental insurance plan of another employer or (ii) the date that is [9 + (A x 2.5)] months, but not more than 21 months (or 24 months in the case of a Corporate Transaction or Change in Control), following the termination of your employment with Biogen Idec (the “Insurance Benefit Period”).
General
Biogen Idec shall administer and shall have the discretionary authority to adopt rules for the management and operation of this arrangement, to interpret the provisions of the arrangement and to construe the terms of the severance arrangement in its sole discretion. The decision of Biogen Idec, or the duly authorized delegate, is final and conclusive for all purposes.
The severance arrangement may be amended, modified, suspended or terminated by Biogen Idec at any time; provided that the severance arrangement may not be amended or terminated without your written consent for a period of two years following a Corporate Transaction or a Change in Control.
This arrangement is unfunded. This arrangement will benefit and bind Biogen Idec and its successors and permitted assigns and you and your heirs, executors and legal representatives. You do not have any right to transfer or assign your benefits under this arrangement.

Effective October 13, 2008	Page 2 of 2